     Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 being filed by Klondex Mines Ltd. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) of our report dated September 15, 2016 with respect to Carlin Resources, LLC’s consolidated financial statements for the years ended December 31, 2015 and 2014, included in the Business Acquisition Report of the Company dated November 16, 2016 included as Exhibit 99.3 to the Company’s report on Form 6-K furnished to the SEC on November 18, 2016.

/s/ Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants

Toronto, Ontario
December 16, 2016